Ex. 4.1
AMENDMENT NO. 1
TO THE
AMENDED AND RESTATED RIGHTS AGREEMENT
DATED AS OF FEBRUARY 28, 2001

     This AMENDMENT NO. 1 (this “Amendment”), dated as of December 19, 2005, to the amended and restated rights agreement dated February 28, 2001 (the “Rights Agreement”), between Sierra Pacific Resources, a Nevada corporation (the “Company”), and Wells Fargo Bank Minnesota, N.A., as successor Rights Agent to Harris Trust and Savings Bank (the “Rights Agent”).
     WHEREAS, on October 13, 1989, the Company entered into the Rights Agreement between the Company and Bank of America National Trust and Savings Association;
     WHEREAS, on September 21, 1999, the Company determined it desirable and in the best interest of the Company and its shareholders to extend the Rights Agreement by executing an amended and restated Rights Agreement with the Rights Agent;
     WHEREAS, on February 28, 2001, the Rights Agreement was further amended and restated;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company prior to the Distribution Date may amend any provision of the Rights Agreement without the approval of any holders of Rights if, when amended, the Rights (as defined in the Rights Agreement) were then redeemable by the Company;
     WHEREAS, the Rights are currently redeemable pursuant to Section 23 of the Rights Agreement; and
     WHEREAS, the parties hereto desire to amend the Rights Agreement in accordance with Section 27 thereof and to establish December 19, 2005, as the Final Expiration Date.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:
ARTICLE I
AMENDMENT TO THE RIGHTS AGREEMENT

     Section 1.1 Amendment to the Rights Agreement. Section 7(a) of the Rights Agreement is hereby amended by deleting clause (i) in its entirety and replacing it with the following:
(i) 5:00 p.m., New York City time, on December 19, 2005, or such later date as may be established by the Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board, the “Final Expiration Date”), or
ARTICLE II
MISCELLANEOUS
     Section 2.1 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Rights Agreement.
     Section 2.2 No Further Amendment. Except as expressly amended hereby, the Rights Agreement is in all respects confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Rights Agreement or any of the documents referred to therein.
     Section 2.3 Effect of Amendment. This Amendment shall form a part of the Rights Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Rights Agreement shall be deemed a reference to the Rights Agreement as amended hereby.
     Section 2.4 Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
     Section 2.5 Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board of Directors of the Company determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of this Amendment, the right of redemption set forth in Section 23 hereof shall be reinstated and shall not expire until the close of business on the tenth Business Day following the date of such determination by the Board of Directors.

     Section 2.6 Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     Section 2.7 Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
     IN WITNESS WHEREOF, Company and Rights Agent have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SIERRA PACIFIC RESOURCES
By:	/s/ Colleen J. Rice
Colleen J. Rice, Esq.
Acting General Counsel and Acting Corporate Secretary

WELLS FARGO BANK MINNESOTA, N.A.
By:	/s/ Barbara M. Novak
Barbara M. Novak
Vice President